EXHIBIT 99.1

Storage Technology Corporation                                303 673.5020 phone
One StorageTek Drive
Louisville, CO 80028-4130






NEWS RELEASE                                                   [STORAGETEK LOGO]

Contact: Karla J. Kimrey
         Vice President, Investor Relations
         303-673-5020
         ask_stk@storagetek.com


  STORAGETEK ANNOUNCES HIGHER-THAN-ANTICIPATED FOURTH QUARTER FINANCIAL RESULTS

  Revenue and Earnings Expected to Beat Current Guidance & Analyst Expectations

LOUISVILLE, Colo., January 7, 2003 - StorageTek(R) (Storage Technology Corp., NYSE:STK) today announced that it expects fourth quarter 2002 financial results to be stronger than anticipated. Fourth quarter 2002 product sales revenue is expected to increase approximately 25 percent over third quarter 2002 and service revenue is expected to be approximately $200 million. Earnings for the fourth quarter are anticipated to be in excess of $0.45 per diluted share. This is above current consensus expectations (as reported by Thomson First Call) of $0.36 per diluted share.

Patrick J. Martin, StorageTek chairman, president and chief executive officer, said, "We are pleased to announce better-than-expected results for the fourth quarter as we remained focused on our strategy of growing the business across all product lines. Additionally, our cash position increased to approximately $650 million. We look forward to providing additional color on our fourth quarter and full-year 2002 results during our earnings call on January 22."

About StorageTek

StorageTek (Storage Technology Corp., NYSE:STK), a $2 billion worldwide company with headquarters in Louisville, Colo., delivers a broad range of storage solutions that are easy to manage, that integrate well with existing infrastructures, and that allow universal access to data across servers, media types and networks. StorageTek provides practical and safe storage solutions in disk, networking, tape and tape automation, and services. StorageTek is a voting member of the SNIA. For more information, see www.storagetek.com, or call 1.800.786.7835.



                                     -more-

STORAGETEK PRE-ANNOUNCES Q4 FINANCIAL RESULTS                             2-2-2/



Forward-Looking Statements

This press release contains certain statements, projections and forecasts regarding StorageTek's future business plans, financial results, products and performance that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of words such as "may," "will," "should," "expects," "plans," "anticipates," and "believes." There are a number of risks and uncertainties that could cause the company's actual results to differ materially.

Some of these risks and uncertainties include, but are not limited to, the Company's ability to develop, manufacture and market new products and services successfully; the effect of product mix and distribution channel mix on gross margins; the Company's ability to continue to increase productivity; the ability to develop and protect intellectual property and other legal rights; customer acceptance of new technologies and standards; competitive pricing pressures; availability of supplies; significant changes in the Company's management team during the last year; and general economic conditions and other risks described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that are filed with the Securities and Exchange Commission and which are available on the SEC's website.


                                       ###